Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Invesco CurrencyShares® Australian Dollar Trust of our report dated February 27, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Invesco CurrencyShares® Australian Dollar Trust Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 13, 2020